Exhibit 99.1

Constitution Mining Corp. Announces Reincorporation as a Delaware Corporation

LIMA, Peru.-- October 23, 2009--Constitution Mining Corp. (OTC: CMIN) today announced that effective October 21, 2009, Constitution Mining completed its reincorporation in the State of Delaware by merging into a wholly-owned Delaware subsidiary.  The reincorporation was approved by the stockholders of Constitution Mining at the special meeting of stockholders held on October 21, 2009.

In the reincorporation, each outstanding share of Constitution Mining’s common stock was converted into one share of common stock of the surviving Delaware corporation.  Following the reincorporation, holders of common stock of Constitution Mining own the same number of shares of common stock in the surviving Delaware corporation as they owned in the Nevada corporation prior to completion of the reincorporation.  Stockholders of Constitution Mining do not need to exchange their stock certificates for stock certificates of the Delaware corporation.  The reincorporation did not result in any change in Constitution Mining’s name, ticker symbol, CUSIP number, business, assets, operations or liabilities.  The management and Board of Directors of Constitution Mining continue as the management and Board of Directors of the Delaware corporation.  The corporate headquarters of Constitution Mining will not be moved from the present site and no employees or management personnel will be relocated.

The Board of Directors believes that the reincorporation of the Company from the State of Nevada to the State of Delaware will benefit the Company and its stockholders and, in the opinion of the Board of Directors and the Company, will provide the Company with the greater flexibility afforded by Delaware General Corporate Law.  Based on publicly available data, over half of publicly-traded corporations in the United States and sixty percent of the Fortune 500 companies are incorporated in Delaware.

Dr. Michael Stocker, Chairman of the Board of Directors of Constitution Mining, stated, “We believe that the reincorporation to Delaware will open up additional avenues not currently available.  In particular, we intend to commence the process of seeking a listing for Constitution Mining on more senior stock exchanges, in addition to its current Frankfurt stock exchange listing.  We believe that Delaware provides us with the necessary domicile to allow for a much smoother application process.”

About Constitution Mining Corp.

Our goal is to locate a commercially viable gold deposit and continuously increase the amount of gold underlying each of our outstanding shares.  To build such value, we are focusing on the rapidly developing Gold Sands region of Peru, where we have optioned 382 square kilometers (147.5 square miles) of mining properties - the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion.  For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - below the Manseriche gorge in Northeastern Peru.  There the rivers reach a broad flood plain, slow to a crawl and release their cargo.

Historical drilling and sampling data from more than 500 test holes in the “Discovery Area” located on Constitution Mining's properties indicates the presence of significant alluvial gold in the region.  We have designed programs to confirm the accuracy of this historical data with the intent of capturing the profit potential of the area by applying recently enhanced mining technologies that are especially well suited to low-density, near-surface deposits.  These green-mining technologies are energy-efficient and environmentally friendly -- features that support their profitable use.  The implementation of these programs will require the company to secure additional financing.

For further details, please see today’s current Form 8-K filing.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.

On behalf of the Board:

Dr. Michael Stocker - Chairman
Constitution Mining Corp.

Investor Inquiries:

Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements.  Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.  The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release.  This information may no longer be accurate and therefore you should not rely on the information contained in this press release.  To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.